Exhibit 99.1

Pizza Inn Delivers on Growth Strategy with Second Consecutive Year of Increased Buffet Unit Count

DALLAS, TX, July 10, 2023 — Rave Restaurant Group, owner and franchisor of Pizza Inn and Pie Five restaurants around the world, today announced the second consecutive year of positive net unit growth of Pizza Inn buffets as we continue to reposition and invest in the 65-year-old Pizza Inn brand.

Increased unit count is just one indication of Pizza Inn’s transition from a turnaround company to one primed for further expansion. Other indicators include several new product and marketing innovations, updated brand graphics, and a well-received reimagined restaurant design.

CEO Brandon Solano said, “Last year marked our first unit count growth in 24 years and this year marks the second. In my book, two data points make a trend and that’s good for our franchisees. We’ve also had twelve consecutive quarters of profitability through this third quarter, and an unbelievably positive response to our new store image. I’m excited to see what our franchisees can achieve as we continue to expand our footprint, introduce delicious new products, and roll out this updated look across the company.’”

The five new buffets are located in geographic markets in which Pizza Inn once had a footprint, and the reintroduction of buffets in those areas contributes to our ongoing plan to reclaim markets we once served. We aim to leverage existing brand familiarity among consumers as well as a pent-up demand for the buffet-style chains signature pizzas, salad bars, pastas, and desserts.

We unveiled the reimaging of Pizza Inn last month in North Carolina to appeal to former and new customers alike. The new retail protype blends: (1) nostalgia, with a movie theater marquee and depictions of the brand’s distinctive mascot, JoJo, as he has evolved through the past six and a half decades, (2) quality, with booth seats that remind customers that pizza dough is made in-house every day, and (3) social media opportunities, with a mural of wings made of cheese, a customizable game room marquee, and mirrors with JoJo’s classic mustache.

Solano added, “We’re excited about the new design. It keeps our restaurants relevant, while honoring the memories that millions of people have of our buffets. We kept the buffet as the star of the show and added some really cool elements our customers tell us they relate to and enjoy.”

Pizza Inn is renowned for making fresh pizza dough, using house-shredded 100% whole milk mozzarella cheese, hand-cutting fresh vegetables and their house-made signature pizza sauce. Their menu also includes more than a dozen signature pizzas, traditional pastas and strombolis, as well as unique desserts, called Pizzerts®. One of the biggest draws, however, is a robust, all-you-can-eat, fresh salad bar, with an abundance of house-cut ingredients, a multitude of popular toppings, and six different dressings, including authentic house-made ranch.

For more information, please visit https://www.pizzainn.com and to learn more about franchising opportunities visit www.pizzainn.com/franchise.

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About Pizza Inn
Since 1958, Pizza Inn's popular pizza buffet and friendly service have solidified the brand as America's hometown pizza place. Unlike your typical buffet, Pizza Inn built a reputation for using house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce. This, combined with its small-town vibe, are the hallmarks of its restaurants that feature signature pan pizzas, chocolate chip 'pizzerts,' pasta dishes, salads and innovative creations that reflect today's customer cravings. The brand continues to thrive with new menu innovations, including its popular NYXL pizza. Follow Pizza Inn on Instagram @pizzainn and to learn more about franchising opportunities visit www.pizzainn.com/franchise.

About RAVE Restaurant Group, Inc.
Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] has inspired restaurant innovation and countless customer smiles with its trailblazing pizza concepts. The Company owns, franchises, licenses and supplies Pie Five and Pizza Inn restaurants operating domestically and internationally. The Pizza Inn experience is unlike your typical buffet. Since 1958, Pizza Inn's house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce combined with friendly service solidified the brand to become America's favorite hometown pizza place. This, in addition to its small-town vibe, are the hallmarks of Pizza Inn restaurants. In 2011, RAVE introduced Pie Five Pizza, pioneering a fast-casual pizza brand that transformed the classic pizzeria into a concept offering personalization, sophisticated ingredients and speed. Pie Five's craft pizzas are baked fresh daily and feature house-made ingredients, creative recipes and craveable crust creations. For more information, visit www.raverg.com, and follow on Instagram @pizzainn and @piefivepizza.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, the effect of our efforts to reinvigorate our brand to reclaim strategic geographic markets, our efforts to improve the dining experience for our customers, as well as our efforts to move forward towards our ultimate turnaround strategies, as well as general competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate, including, without limitation, the risk that our recent effort do not have a lasting impact on the Company’s operations and financial results.  There can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that those or any other objectives and plans of RAVE Restaurant Group, Inc. will achieve the desired results for the Company and its stockholders.

Media Contact:

Cozette Phifer, PhifeR PR
cozette@phifer-pr.com
Ph. 602.469.3199